Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES VOTING RESULTS FOR ITS 2021 ANNUAL MEETING OF STOCKHOLDERS
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COVINGTON, LA. (May 5, 2021) - Pool Corporation (Nasdaq/GSM:POOL) announced today that at POOLCORP’s Annual Meeting of Stockholders on May 4, 2021, stockholders elected Peter D. Arvan, Timothy M. Graven, Debra S. Oler, Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and David G. Whalen to serve as directors for the ensuing year.

The voting results on the other proposals for this year’s meeting are as follows:
▪ratification of the retention of Ernst & Young LLP as independent registered public accounting firm of the company for the 2021 fiscal year; and
▪approval of the compensation of the company’s named executive officers as disclosed in the Proxy Statement (the advisory say-on-pay vote).

At the annual meeting, Mr. Stokely, Chairman of the Board, commented, “The Board strives to ensure that there are no gaps in director skills and abilities. Our Board members are very experienced and have a successful track record of performance in many areas. On behalf of the Board and POOLCORP’s management team, I would also like to acknowledge the strength and resiliency of our employees. Through their dedication, perseverance and adaptability, they have delivered outstanding results to our customers and communities amidst numerous challenges. We are all looking forward to what 2021 holds and are thankful for our strong team.”

On the retirement of Andrew W. Code (“Andy”), Mr. Stokely commented, “I’d like to extend a heartfelt thanks to Andrew W. Code who is retiring as a director in connection with today’s annual meeting of shareholders. Andy has served as a director of Pool Corporation since 1993 and has been the company’s longest serving director. We wish Andy well in his retirement and express our sincerest appreciation for his contributions and guidance throughout his years of service.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 400 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic, the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2020 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com